Exhibit 13(b)

Joseph S. Quirk, President, and Monique Labbe, Treasurer of The China Fund, Inc. (the “Fund”), each certify that:

1.	This Form N-CSR filing for the Fund (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Fund.

By:	/s/ Joseph S. Quirk
Joseph S. Quirk
President (principal executive officer) of The China Fund, Inc.

Date:	July 6, 2018

By:	/s/ Monique Labbe
Monique Labbe
Treasurer (principal financial officer) of The China Fund, Inc.

Date:	July 6, 2018